Exhibit 99.1

For Immediate Release

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES APPOINTMENT OF
NEW BOARD MEMBER AND DECLARATION OF QUARTERLY CASH DIVIDEND

SHREVEPORT, La — January 12, 2012 — Home Federal Bancorp, Inc. of Louisiana (NASDAQ: HFBL) today announced the appointment of Thomas Steen Trawick, Jr., M.D. to the boards of directors of Home Federal Bancorp, Inc. and its wholly owned subsidiary, Home Federal Bank.  Dr. Trawick has been appointed to fill the vacancy following the retirement of Amos L. Wedgeworth, Jr., M.D.

“As we grow and expand our business, it is important to add diverse professionals to our board of directors,” said James Barlow, Home Federal Bank’s President and Chief Operating Officer. “Dr. Trawick’s experience and his involvement in our community will be extremely valuable to Home Federal’s board of directors. His appointment is a strong complement to our growth strategy.”

Dr. Trawick is currently Vice President of medical staff of CHRISTUS Schumpert and CHRISTUS Highland and medical director of CHRISTUS Highland Hospitalist Program. Prior to his current positions, Dr. Trawick had his private practice at Highland Clinic. He serves as the president of the Shreveport Medical Society and is actively involved in the Louisiana State Medical Society.

Dr. Trawick has practiced in the Shreveport-Bossier area for more than 10 years. He is a graduate of Louisiana Tech University and Louisiana State University School of Medicine, and he completed his residency at Louisiana State University Medical Center in Shreveport.  Dr. Trawick is a member of Summer Grove Baptist Church, and he and his wife Ronda have two children.

Home Federal Bancorp, Inc. also announced today that its Board of Directors at their meeting on January 11, 2012, declared a quarterly cash dividend of $.06 per share on the common stock of Home Federal Bancorp, Inc. The dividend is payable on February 6, 2012, to the shareholders of record at the close of business on January 23, 2012.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one commercial lending agency office in northwest Louisiana. Home Federal recently shifted focus to becoming a full-service bank and is committed to providing an unparalleled level of personal service while helping customers meet all their financial needs. Additional information is available at www.hfbla.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Contacts:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, Executive Vice President and Chief Operating Officer Dawn F. Williams, Vice President 318.841.1170